UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: June 4, 2018
(Date of earliest event reported)

Chegg, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36180	20-3237489
(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)
(408) 855-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement

On June 4, 2018, Chegg, Inc. (“Chegg”) and Freedom Circle LLC (the “Landlord”) entered into a First Amendment (the “Amendment”). The Amendment amends that certain Lease dated as of May 10, 2012 (the “Lease Agreement” and as amended by the Amendment, the “Lease”), pursuant to which Chegg leases its headquarters' office space at 3990 Freedom Circle, Santa Clara, California (the “Headquarters Premises”) from the Landlord.
Pursuant to the terms of the Amendment, Chegg’s office space under the Lease will increase from 45,000 square feet to 67,500 square feet, and the term of the Lease will be extended from February 28, 2019 to the date that is the last day of the sixtieth month following the Expansion Effective Date (as defined in the Amendment). Commencing on the Expansion Effective Date, the monthly rate for the existing space will be $2.45 per square foot and the monthly rate for the expansion space will be $2.40 per square foot, with an approximate 3% annual increase thereafter for both spaces. Subject to limited conditions, the Amendment also provides Chegg with an option to extend the term of the Lease for an additional two years at a prevailing market rental rate and grants Chegg ongoing rights of first offer for additional space located at 2560 Mission College Boulevard, Santa Clara, California (the “Additional Premises”). Chegg will also be entitled to a one-time improvement allowance of approximately $1,896,309 for costs related to the design and construction of Chegg improvements to the Headquarters Premises and the Additional Premises.

The foregoing description of the terms of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	First Amendment dated as of June 4, 2018 by and between Chegg, Inc. and Freedom Circle LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHEGG, INC.

By: /s/ Andrew Brown
Andrew Brown
Chief Financial Officer
Date: June 5, 2018